Exhibit 99.1

COMPANY CONTACT:	INVESTOR & MEDIA CONTACTS:
Spectranetics Corporation	Lippert/Heilshorn & Associates, Inc.
John Schulte, Chief Executive Officer	Bruce Voss
Guy Childs, Chief Financial Officer	Ina McGuinness
(719) 633-8333	(310) 691-7100
www.spectranetics.com	www.lhai.com

FOR IMMEDIATE RELEASE

SPECTRANETICS REPORTS RECORD FOURTH QUARTER DISPOSABLE PRODUCT SALES

Sixth Consecutive Quarter of Profitability Contributes to Record Profits in 2003

COLORADO SPRINGS, Colo. (February 5, 2004) — Spectranetics Corporation (Nasdaq: SPNC) today announced financial results for the quarter and year ended December 31, 2003.

Total revenue for the 2003 fourth quarter was $7.4 million, essentially unchanged from $7.4 million in the comparable prior-year quarter and up 8% from $6.9 million in the immediately preceding quarter. Net income for the fourth quarter of 2003 was $378,000, or $0.01 per diluted share, compared with net income of $488,000, or $0.02 per diluted share, in the fourth quarter of 2002. This marks the sixth consecutive quarter of profitability for Spectranetics.

Disposable product revenue (which includes coronary and lead removal products) for the 2003 fourth quarter rose 9% to a record $5.8 million, compared with $5.3 million in the 2002 fourth quarter and up 12% from $5.1 million in the immediately preceding quarter. Laser revenue for the 2003 fourth quarter was $565,000, compared with $1.3 million in the 2002 fourth quarter, and reflects the company’s redeployment of field sales resources from laser equipment sales to higher-margin, recurring disposable revenue. Service revenue, which is associated with laser equipment repair and maintenance services provided by the Company’s field service engineers, was $1.1 million in the 2003 fourth quarter, up 7% from $1.0 million in the 2002 fourth quarter.

The Company’s worldwide installed base of lasers increased to 383 at December 31, 2003, a net increase of seven during the fourth quarter, compared with six new placements during the fourth quarter of 2002.

Fourth quarter 2003 gross margin rose to 73%, up from 69% in the year-ago quarter reflecting a product mix favoring disposable products.

“Against the backdrop of a difficult capital equipment spending environment in 2003, we were successful in shifting our sales focus to the more profitable disposable revenue business. The growth in disposables in 2003 reflects continued growth in our lead removal business and stabilization of our coronary atherectomy product line,” said John G. Schulte, president and chief executive officer. “Looking to the future, with our recent 510(k) submission to the FDA, we remain cautiously optimistic about the possibility of extending the application of our platform laser technology in 2004 to treat critical limb ischemia patients who have total occlusions. This, in turn, would enable us to fully shift our research, development and clinical resources toward the promising area of a laser-based treatment for heart attacks.”

Full-year 2003 total revenue was $27.9 million, down slightly from $28.1 million in 2002. Net income for 2003 was $929,000, or $0.04 per diluted share, compared with a net loss for 2002 of $1.6 million, or $0.07 per share. Exclusive of costs associated with the proxy contest and settlement obligations in 2002, 2002 income was $276,000, or $0.01 per diluted share.

By product line comparing 2003 with 2002, disposable product revenue rose 10% to $21.1 million, while laser revenue declined 44% to $2.8 million, reflecting increased sales emphasis on more profitable disposable products. The worldwide installed base grew by 23 laser systems in 2003 compared with 33 in 2002. Service revenue increased 4% to $4.0 million.

The gross margin for 2003 increased to 72%, compared with 68% in 2002, again reflecting a product mix favoring disposable products.

Cash, cash equivalents and non-current investment securities totaled $13.3 million at December 31, 2003, which reflects a net increase of $1.9 million compared with December 31, 2002.

2004 Financial Guidance

For 2004, the company is projecting revenue growth of approximately 5% to 7% compared with 2003, driven primarily by increased disposable product sales and reflecting 25 to 30 new laser placements. Net income is projected to be in the range of $500,000 to $1 million. This financial guidance assumes no revenue contribution from the treatment of totally occluded arteries in patients with critical limb ischemia. However, it does reflect costs associated with the hiring of at least three new clinical account managers and the advancement of clinical research focused on a laser-based treatment of heart attacks.

Conference Call

Spectranetics will hold a conference call to discuss fourth quarter results today, beginning at 11:00 a.m. Eastern Time. Individuals interested in listening to the conference call may do so by dialing (888) 803-8271 for domestic callers, or (706) 634-2467 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (800) 642-1687 for domestic callers, or (706) 645-9291 for international callers, and entering reservation code 5161546.

The live conference call also will be available via the Internet on the investor relations section of the company’s Web site at www.spectranetics.com, and a recording of the call will be available on the site for 14 days following the completion of the call.

About Spectranetics

Spectranetics is a medical device company that develops, manufactures and markets single-use medical devices used in minimally invasive surgical procedures within the cardiovascular system in conjunction with its proprietary excimer laser system. Our CVX-300® excimer laser is the only system approved by the FDA for multiple cardiovascular procedures, including coronary atherectomy, the treatment of in-stent restenosis prior to radiation therapy, and the removal of problematic pacemaker and defibrillator leads. Nearly all of our FDA-approved and investigational applications have received Communautes Europeennes (CE) mark registration for marketing within Europe. The Company is currently pursuing FDA approval for the laser-based treatment of critical limb ischemia, a debilitating condition resulting from a lack of blood flow to the lower extremities that can often lead to amputation.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties may include the receipt of FDA approval to market new products or applications and the timeliness of any approvals, the potential size of market opportunities associated with new products, market acceptance of new products or applications, increasing price and product competition, increased pressure on expense levels resulting from expanded marketing and clinical activities, uncertain success of the Company’s strategic direction, dependence on new product development, intellectual property claims of third parties, availability of inventory from suppliers, and product defects. For a further list and description of such risks and uncertainties that could cause the actual results, performance or achievements of the Company to be materially different from any anticipated results, performance or achievements, please see the Company’s previously filed SEC reports. Spectranetics disclaims any intention or obligation to update or revise any financial projections or forward-looking statements, whether as a result of new information, future events or otherwise.

Spectranetics and CVX-300 are registered trademarks of The Spectranetics Corporation.

-Financial tables follow-

THE SPECTRANETICS CORPORATION
Condensed Consolidated Statements of Operations
(000’s, except per share data and percentages)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Revenue	$7,446	$7,418	$27,869	$28,097
Cost of revenue	2,047	2,323	7,900	8,983

Gross margin	5,399	5,095	19,969	19,114
Gross margin %	73%	69%	72%	68%
Operating expenses:
Selling, general and administrative	3,883	3,698	15,314	14,671
Research, development and other technology	1,064	979	3,812	4,510
Proxy contest and settlement obligations	—	—	—	1,837

Total operating expenses	4,947	4,677	19,126	21,018

Operating income (loss)	452	418	843	(1,904)
Other income (expense), net	(74)	70	86	343

Net income (loss)	$378	$488	$929	$(1,561)

Earnings (loss) per common and common equivalent share — basic	$0.02	$0.02	$0.04	$(0.07)

Earnings (loss) per common and common equivalent share — diluted	$0.01	$0.02	$0.04	$(0.07)

Weighted average shares outstanding
Basic	24,430	23,878	24,254	23,809
Diluted	25,429	24,292	25,443	23,809

THE SPECTRANETICS CORPORATION
Condensed Consolidated Balance Sheets
(000’s)

	December 31,	December 31,
	2003	2002

Assets
Current assets
Cash, cash equivalents and securities	$11,281	$11,430
Accounts receivable, net	4,729	4,042
Inventories	1,899	2,125
Other current assets	621	676

Total current assets	18,530	18,273
Property, plant and equipment, net	3,633	3,478
Restricted cash	1,133	1,123
Investment securities, non current	2,000	—
Other assets	786	962

Total assets	$26,082	$23,836

Liabilities and stockholders’ equity
Current liabilities	7,697	7,765
Non-current liabilities	173	216
Stockholders’ equity	18,212	15,855

Total liabilities and stockholders’ equity	$26,082	$23,836

THE SPECTRANETICS CORPORATION
Supplemental Financial Information
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2003	2002	2003	2002

Laser sales summary:
Laser sales from inventory	3	4	6	20
Laser sales from evaluation/rental units	0	6	12	22

Total laser sales	3	10	18	42
Worldwide installed base summary:
Laser sales from inventory	3	4	6	20
Rental placements	0	0	4	2
Evaluation placements	7	5	25	24

Laser placements during quarter	10	9	35	46
Buy-backs/returns during quarter	(3)	(3)	(12)	(13)

Net laser placements during quarter	7	6	23	33
Total lasers placed at end of quarter	383	360	383	360
Product line revenue summary:
Laser Revenue:
Equipment sales	$215	$934	$1,608	$3,648
Rental fees	350	345	1,216	1,434

Total	565	1,279	2,824	5,082
Disposable products revenue	5,779	5,293	21,127	19,161
Service revenue	1,055	983	3,973	3,813
Other revenue	47	(137)	(55)	41
Total revenue	7,446	7,418	27,869	28,097
Cash provided (used) by operating activities	196	(1,276)	972	(622)

#  #  #